UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 18, 2011

Date of Report (Date of earliest event reported)

Medicis Pharmaceutical Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-14471	52-1574808
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7720 North Dobson Road

Scottsdale, Arizona 85256

(Address of principal executive offices) (Zip Code)

(602) 808-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 18, 2011, Medicis Pharmaceutical Corporation (the “Company”) entered into an Asset Purchase Agreement, dated as of November 18, 2011 (the “Purchase Agreement”), with Graceway Pharmaceuticals, LLC (“Graceway”) and certain of its subsidiaries (collectively, the “Sellers”). Graceway filed for bankruptcy in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) under Chapter 11 of the Bankruptcy Code on September 29, 2011. Graceway’s Board of Directors approved the Purchase Agreement and the transactions contemplated thereunder on November 18, 2011.

Under the Purchase Agreement, the Company would acquire substantially all of the assets of the Sellers for an aggregate purchase price of approximately $455 million (the “Closing Consideration”) and would agree to assume certain limited post-closing liabilities, primarily associated with contracts for commercial operations assumed by the Company and also certain liabilities relating to Graceway’s Canadian operations (the “Transaction”). The Company would not assume any of Graceway’s debt, including any amounts owed by Graceway to its debt holders. The parties have made customary representations, warranties and covenants to one another in the Purchase Agreement, including, among others, a covenant by the Sellers to conduct their businesses in the ordinary course during the time between the execution of the Purchase Agreement and the closing of the Transaction. The representations and warranties of the parties are made to (and solely for the benefit of) one another and are not made to or for the benefit of anyone else. The Purchase Agreement may be terminated by either party upon the occurrence of certain specified events. The Transaction was subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and final approval of the Bankruptcy Court. On November 22, 2011, the Bankruptcy Court approved the Transaction and early termination of the waiting period pursuant to the HSR Act was granted. The Company is currently in the process of preparing for the closing of the Transaction, which is expected to occur in early December 2011.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K, and is incorporated herein by reference.

Forward Looking Statements:

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements included herein that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements, including those that relate to the occurrence and timing of the closing of the Transaction, are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. No assurances can be given, however, that these activities, events or developments will occur or that such results will be achieved. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Several of these risks are outlined in the Company’s most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, Annual Report on Form 10-K for the year ended December 31, 2010, and other documents the Company files with the Securities and Exchange Commission.

Item 7.01 Regulation FD Disclosure.

The Company expects to host a live conference call with the investment community following the closing of the Transaction. In such case, the Company will announce additional information about the call, including instructions on how to access the call.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated as of November 18, 2011, by and among Medicis Pharmaceutical Corporation, Graceway Pharmaceuticals, LLC and the other signatories party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 23, 2011	MEDICIS PHARMACEUTICAL CORPORATION

	By:	/s/ Seth L. Rodner
Seth L. Rodner
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated as of November 18, 2011, by and among Medicis Pharmaceutical Corporation, Graceway Pharmaceuticals, LLC and the other signatories party thereto.